Exhibit 99.2

[National Steel Logo]

[National Steel Letterhead]

NEWS RELEASE

Media Contact:	Clarence J. Ehlers

(219) 273-7327

Analyst and	William E. McDonough

Investor Contact:	(219) 273-7414

STEEL BUILDING PRODUCTS WITH RUGGED TEFLON® PROTECTION

Mishawaka, IN, October 31, 2000 – National Steel Corporation (NYSE: NS) is introducing sheet steel bonded with DuPont Teflon® brand surface protection, to provide steel building products with the ultimate in protection against corrosion, weathering and soiling.

“By bonding a protective layer of Teflon® film on our Galvalume® coated steel, we believe we’ve developed the most durable sheet steel available,” says Russ Lawley, National Steel’s general manager for construction products. “And we’re backing it with an extended warranty,” he adds.

National Steel supplies sheet steel protected with Teflon® in 12 colors. It is supplied in various widths and gauges suitable for fabrication of roofing, siding, panels and other building components.

Teflon® surface protection is applied as a continuous fluoropolymer film. It is highly resistant to cracking at bends during forming of building products and is resistant to abrasion. Teflon® is highly resistant to weathering, including UV attack and acid rain, and is unaffected by virtually all chemicals and solvents. Rain washes most soil off Teflon®, and it is not subject to mildew. If cleaning is necessary, most fast-acting strong solutions and solvents won’t harm Teflon®.

Under an agreement with DuPont, Wilmington, Del., National Steel has the exclusive use of the Teflon® brand for surface protection for steel in construction market applications, according to Warren Bowman, market development manager for DuPont surface protection. “We believe that National Steel is uniquely qualified to take advantage of developments with Teflon® for these applications,” said Bowman.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation’s largest producers of carbon flat-rolled products, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel’s website at: www.nationalsteel.com.

Teflon® is a registered trademark of DuPont.
Galvalume® is a registered trademark of BIEC International, Inc.